Exhibit 99.1

Century Communities Announces CFO Transition

- Dave Messenger to Step Down as CFO; J. Scott Dixon Appointed Interim CFO -

Greenwood Village, Colorado (March 4, 2024) – Century Communities, Inc. (NYSE: CCS), one of the nation’s largest homebuilders, announced today that David L. Messenger, the Company’s current Chief Financial Officer, is stepping down effective March 22, 2024 after 10 years with the Company to pursue other opportunities. Following Mr. Messenger’s departure, J. Scott Dixon, the Company’s current Assistant Chief Financial Officer, will assume the role of Interim Chief Financial Officer until a permanent successor is appointed.

The Century Board of Directors has initiated a search process to identify the Company’s next CFO and expects to evaluate both internal and external candidates for the role.

“On behalf of the Board of Directors and our entire team, I want to thank Dave for his leadership and contributions to Century’s success. Dave has played an important role with us over the years and has helped get us to where we are today as one of the nation’s largest homebuilders.” commented Dale Francescon, Chairman and Co-Chief Executive Officer.

“I also want to thank Scott for stepping into the interim CFO role and providing a seamless transition. We’ve had the pleasure of working closely with Scott for over 10 years,” continued Dale Francescon, Chairman and Co-Chief Executive Officer. “He possesses true expertise in financial management of homebuilding companies and has proven himself to be a leader in our finance and accounting organization.”

Mr. Dixon has been with Century for over 10 years and was promoted to Assistant Chief Financial Officer in May 2022. Prior to serving as Assistant Chief Financial Officer, Mr. Dixon served as Chief Accounting Officer of Century from November 2016 to May 2022, and prior to that position, he served as Century’s Vice President of Accounting from November 2013 to November 2016. He was heavily involved in Century’s initial public offering in 2014 and has been responsible for overseeing its SEC reporting, financial planning and analysis, and directly managing the finance team. Prior to joining Century, Mr. Dixon worked in Ernst & Young’s Audit practice, most recently as a Senior Manager in the audit and assurance practice specializing in real estate. Mr. Dixon holds a Master of Science degree in Accounting from the University of Virginia and a Bachelor of Science degree in Finance from the University of Denver. Mr. Dixon is also a Certified Public Accountant.

Rob Francescon, Co-Chief Executive Officer and President, added, “All of us at Century will miss Dave, and we wish him the best in his future endeavors. We look forward to working closely with Scott as he assumes the CFO role on an interim basis.”

About Century Communities

Century Communities, Inc. (NYSE: CCS) is one of the nation's largest homebuilders, an industry leader in online home sales, and the highest-ranked homebuilder on Newsweek's list of America's Most Trustworthy Companies 2023. Through its Century Communities and Century Complete brands, Century's mission is to build attractive, high-quality homes at affordable prices to provide its valued customers with A HOME FOR EVERY DREAM®. Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Company operates in 18 states and over 45 markets across the U.S., and also offers title, insurance and lending services in select markets through its Parkway Title, IHL Home Insurance Agency, and Inspire Home Loans subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Contact Information:
Tyler Langton, Senior Vice President of Investor Relations
303-268-8345
Investorrelations@CenturyCommunities.com